Exhibit 10.2

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This FIRST AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT (THIS “AMENDMENT”), is made and effective as of October 6, 2025, by and among Linkage Global Inc, a Cayman Islands exempted company (the “Company”), and the holder of registration rights under the Registration Rights Agreement (defined below) signatory hereto (the “Holder”).

RECITALS

WHEREAS, on July 17, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and between the Company and the Holder, pursuant to which the Holder purchased a Senior Unsecured Convertible Note, dated July 17, 2025 (the “Note”), from the Company upon the terms and conditions set forth in the Purchase Agreement and the Note;

WHEREAS, on July 17, 2025, the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) to the Holder pursuant to that certain Registration Rights Agreement, dated as of July 17, 2025 (the “Registration Rights Agreement”);

WHEREAS, Section 10 of the Registration Rights Agreement provides that the provisions of the Registration Rights Agreement may be amended only with written consent of the Company and the Holder;

WHEREAS, the Company and the Holder party hereto desire to amend the Registration Rights Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties to this Amendment, each intended to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Registration Rights Agreement.

2.	Amendments to the Registration Rights Agreement:

a.       Section 1(d) of the Registration Rights Agreement shall be amended and restated in full as follows:

“(d)  “Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of the (A) 120th calendar day after the Closing Date and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the earlier of the (A) 75th calendar day following the date on which the Company was required to file such additional Registration Statement and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.”

b.       Section 1(l) of the Registration Rights Agreement shall be amended and restated in full as follows:

“(l) Required Registration Amount” means, as of any time of determination, the sum of (i) the maximum number of Conversion Shares issuable upon conversion of the maximum number of Notes issuable pursuant to the Securities Purchase Agreement (assuming for purposes hereof that (x) the Notes are convertible at the Floor Price (as defined in the Notes), as applicable, as of the date hereof, (y) interest on the Notes shall accrue through the two (2) year anniversary of the Closing Date, and will be converted in Ordinary Shares at a conversion price equal to the Floor Price as of the date hereof and (z) any such conversion shall not take into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) the maximum number of Additional Conversion Shares issuable upon conversion of the Additional Notes (assuming for purposes hereof that (x) the Additional Notes are convertible at the Floor Price (as defined in the Additional Notes), as applicable, as of the date hereof, (y) such Additional Notes are issued every ninety (90) days following the Closing Date until all such Additional Notes have been issued and interest on such Additional Notes shall accrue through the two (2) year anniversary of the applicable issuance date of such Additional Note, as applicable, and will be converted in Ordinary Shares at a conversion price equal to the Floor Price as of the date hereof and (z) any such conversion shall not take into account any limitations on the conversion of the Additional Notes set forth in the Additional Notes) all subject to adjustment as provided in Section 2(d) and/or Section 2(f).”

3.	Miscellaneous.

a.       This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the applications of the laws of any jurisdiction other than those of the State of New York.

b.       Except as set forth in this Amendment, the provisions of the Registration Rights Agreement are in all respects ratified and confirmed, and all such terms, provisions and conditions thereof shall be and continue to remain in full force and effect.

c.       In the event of any inconsistency or conflict between the provisions of the Registration Right Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the Registration Rights Agreement shall hereinafter refer to the Registration Rights Agreement as amended by this Amendment.

d.       This Amendment, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators, and legal representatives.

e.       This Amendment may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

f.       The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

g.       This Amendment and the Registration Rights Agreement and the documents referred to herein and therein, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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IN WITNESS WHEREOF, the Holder and the Company have caused this First Amendment to the Registration Rights Agreement to be duly executed by their respective duly authorized officers as of the date first above indicated.

LINKAGE GLOBAL INC

By:
Name:	Yang (Angela) Wang
Title:	Chief Executive Officer

HOLDER:

By:
Name:
Title:

Principal Amount: $3,500,000